FOR IMMEDIATE RELEASE

          Airtrax Releases Preliminary First Quarter 2006 Revenues

     ---Preliminary First Quarter Revenues Up 20% over Fourth Quarter 2005---

Date & Time Stamp

BLACKWOOD, NJ, April 26, 2006 -- Airtrax, Inc. (OTCBB: AITX ), a developer of patented, omni-directional technology with military and commercial applications, today announced preliminary, unaudited revenues of approximately $657,593 for the first quarter ending March 31, 2006. Revenues increased approximately 20% sequentially versus revenues of $547,000 in the fourth quarter of 2005. The Company sold and delivered 16 SIDEWINDER(TM) Omni-Directional Lift Trucks in the first quarter of 2006, versus 14 vehicles in the fourth quarter of 2005. Full results are available by referencing the Company's Form 10-QSB for the three months ended March 31, 2006 to be filed with the SEC.

Peter Amico, Airtrax President and CEO commented, "We believe that our first quarter results reflect real market interest in Airtrax's proprietary omni-directional vehicles. In addition, we believe that our manufacturing, systems and supply chain operations have shown improvements so far this year. We remain focused on refining these efficiencies. Our production capacity is steadily increasing and demand remained steady in the current quarter."

About Airtrax, Inc.:
A U.S.-based developer of Omni-Directional technology, Airtrax designs and manufactures Omni-Directional vehicles. The Airtrax patented wheel was designed and developed by Airtrax after receiving a technology transfer from the US Navy in the form of a Cooperative Research and Development Agreement (CRADA). The SIDEWINDER(TM) Omni-Directional Lift Truck and the Airtrax Cobra(TM) Aerial Work Platform (AWP) are the first Omni-Directional vehicles using Omni- Directional technology and the patented Airtrax wheel to be commercially produced. The nearly maintenance-free design also reduces maintenance costs, delivering cost efficiencies to companies both large and small. The Airtrax patented Omni-Directional wheel is manufactured exclusively for Airtrax vehicles. For more information and to view a must-see product demonstration and virtual plant tour, visit http://www.airtrax.com.

The Private Securities Litigation Reform Act of 1995 provides a "Safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involved risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

For further information, contact:
At the Company:

Airtrax


Peter Amico
President
856-232-3000
pamico@airtrax.com
http://www.airtrax.com

Investor Relations:
The Equity Performance Group
Gary Geraci
617-723-2373
gary@equityperfgp.com
http://www.equityperfgp.com


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